Exhibit 10.20

September 28, 2000

Mr. Thomas Trotter
President and Chief Executive Officer
OrthoLogic Corp.
1275 W. Washington Street
Tempe, Arizona 85281

     RE: TERMINATION OF CO-PROMOTION AGREEMENT/HYALGAN(R)

Sanofi-Synthelabo Inc. ("SaSy") and OrthoLogic Corp. ("OrthoLogic") are parties to the Co-Promotion Agreement, dated June 23, 1997, as amended, supplemented or modified from time to time, the "Co-Promotion Agreement"; terms not defined herein as used herein as defined in the Co-Promotion Agreement. SaSy and OrthoLogic have agreed to an early termination of the Co-Promotion Agreement on the terms and conditions set out in this termination letter (this "Termination Letter").

As consideration for the early termination of the Co-Promotion Agreement, SaSy shall pay OrthoLogic an amount not greater than nine million dollars ($9,000,000) as specified in section II below; provided that all terms and conditions of this Termination Letter are met.

I. DEFINITIONS:

- "HSP Orthopedic Units" means the cumulative weekly reports distributed by Health Services Plus detailing sales activity of the Product.

- "Signing Date" means the date of execution by OrthoLogic of this Termination Letter.

- "Termination Date" is the Signing Date and shall mean the termination of the Co-Promotion Agreement, except which provisions of the Co-Promotion Agreement shall survive said termination, as specified in this Termination Letter.

- "Transition Obligations" shall have the meaning set forth in Paragraph III below.

-    "Transition Period" means the Signing Date through December 31, 2000.

-    "Unit" means all DDD units reported by IMS.

II. CONSIDERATION:

-    $3.0 million dollars upon Signing Date.

- $1.0 million dollars upon completion of Transition Obligations, to be paid as follows:

     a. $500,000 upon the successful completion of 100% of the obligations under the "Account Transition" paragraph herein; If less than 90% of the obligations specified in "Account Transition" paragraph is met than OrthoLogic shall not receive any portion of the $500,000.
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          However, if OrthoLogic achieves between 90% and 100% of the obligations specified in the "Account Transition" paragraph, the $500,000 payment shall be paid on a prorated basis.

     b. $250,000 upon the successful completion of the obligations under the "Continued Product Performance" paragraph herein; and

     c. $250,000 upon the successful completion of the entire Transition Obligations.

-    Royalty:

     -    January 1, 2001 - December 31, 2002:         *$ 5.00 / Unit

     * CUMULATIVE TOTAL FROM JANUARY 1, 2001 THROUGH DECEMBER 31, 2002 SHALL NOT EXCEED $5.0 MILLION DOLLARS.

     Funds shall be delivered to OrthoLogic by wire transfer (net of bank charges) to the bank designated by OrthoLogic for such purpose.

III. TRANSITION:

SaSy and OrthoLogic shall use their best efforts to cooperate and actively participate in the transition of responsibilities and rights under the Co-promotion Agreement to SaSy during the Transition Period. The Transition Period is to provide the seamless transfer of roles, rights and responsibilities under the Co-Promotion Agreement from OrthoLogic to SaSy while maintaining, at a minimum, the current level of Product sales performance in the Territory. The following terms and conditions shall be known as the "Transition Obligations":

- CONTINUE SALES EFFORT: During the Transition Period, OrthoLogic shall continue in a timely manner all sales activities for the Product consistent with the Co-promotion Agreement's terms and conditions.

- CONTINUED PRODUCT PERFORMANCE: During the Transition Period OrthoLogic shall be paid $25.00 per Unit. Provided that the fourth quarter of 2000 (October - December) HSP Orthopedic Units attributed to OrthoLogic must be equal to or greater than the HSP Orthopedic units attributed to OrthoLogic in the third quarter of 2000 (July - September). If OrthoLogic's fourth quarter HSP Orthopedic units are less than the third quarter HSP Orthopedic units then the per unit royalty payable during the Transition Period shall be prorated by the percentage derived by dividing the fourth quarter units by third quarter units.

          Example: 90% is the percentage derived by dividing the fourth quarter units by third quarter units; therefore, the new royalty per unit would be 90% of $25.00 or $22.50. The total royalty paid to OrthoLogic would therefore be equal to the new royalty per unit times the actual fourth quarter Units.

- CONTINUED MARKETING EFFORT: In addition to its sales force effort, OrthoLogic shall provide promotional support of the Product by spending at least $100,000 per calendar month during the Transition Period.

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-    CONTINUED OTHER ACTIVITIES: During the Transition Period, OrthoLogic shall continue to provide the Target Audience with services it now provides, including but not limited to, reimbursement information, referral of medical inquiries to SaSy, customer service, etc.

- SALES REPORTS: During the Transition Period, SaSy shall continue to supply to OrthoLogic, in a timely manner, monthly sales reports in the current format reporting the Product's sales.

COMMERCIAL TRANSITION BRIEFINGS: During the Transition Period, a committee comprised of each party's senior sales and marketing representatives shall meet no less than on two (2) occasions, at mutually agreeable dates, times and locations, to provide commercial briefings on the progress towards a successful transition. This committee will prepare a final report verifying the completion of the Transition Obligations. The members of said committee are as follows: (i) on behalf of OrthoLogic, it shall be Tom Trotter, Bill Rieger and David Floyd; and (ii) on behalf of SaSy, it shall be Jeff Brennan, Brent Ragans and Ross Girglani.

- ACCOUNT TRANSITION: During the Transition Period, OrthoLogic shall provide account transition to SaSy, such account transition to be sufficient for SaSy's sales force to adequately commence selling activities for the Product at the end of the Transition Period. Such account transition shall be completed by December 31, 2000 and include, but not be limited to, the following:

     - OrthoLogic shall facilitate face to face meetings among SaSy, members of the OrthoLogic sales force and 600 existing Product accounts constituting cumulatively 75% of existing OrthoLogic sales of the Product.

     - A face to face meeting includes the introduction of the SaSy sales representative to the physician, if possible, or, at a minimum, the introduction to office management personnel.

     - As of 11/1/2000, SaSy shall have a minimum of 40 sales representatives reasonably available for account transition under this Termination Letter.

     - In connection with the above, OrthoLogic must facilitate a minimum of 100 such meetings per week commencing no later than 11/1/2000 with a targeted completion date of 12/15/2000.

     - OrthoLogic will provide a list of the 600 accounts for transition immediately upon the execution of this Termination Letter.

     - OrthoLogic will provide a transition form to be signed by both the OrthoLogic and SaSy sales representatives immediately upon the completion of each face to face meeting with a Product account to document the transition of that account to SaSy.

     - SaSy will not make any independent calls on any of the 600 target accounts during the Transition Period until after the face to face account transition meeting has occurred.

     - In the event SaSy does not have at least 75 sales representatives reasonably available to participate in the transition process by 11/20/2000, the number of target accounts to be transferred will be reduced by 100 per week for each week beyond 11/20/2000 the representatives are not available. This reduction will not result in a proration of the payment to OrthoLogic for this activity.

     - OrthoLogic and SaSy shall appoint a working committee consisting of members of the sales and marketing management group for each company to manage the transition process. This committee will set a specific time for a weekly conference call to report back to senior management in both organizations on their progress with the transition process.

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-    EXCESSIVE STOCKING OF ACCOUNTS: OrthoLogic shall not instruct its employees or agents, or use incentives to induce its accounts to order inventories in excess of said account's normal purchasing history.

- MARKETING AND OTHER PLANS AND INFORMATION: OrthoLogic shall provide the following to SaSy by November 15, 2000, unless otherwise specified below or agreed to in writing by SaSy:

     a. all information relating to marketing plans for the Product prepared by or on behalf of OrthoLogic that pertain to the Product;
     b. Within the guidelines of AAOS (American Academy of Orthopedic Surgeons) exhibitor policies and procedures, SaSy shall be permitted to exhibit the Product as part of the OrthoLogic corporate booth during March 1 - March 4, 2000. The memorandum, dated 9/20/2000, attached hereto as Attachment B and made part of this Termination Letter, shall specify the procedure on which the foregoing can be done.
     c. OrthoLogic shall provide to SaSy copies of all marketing research, business plans, quarterly business reviews and internal analyses related to the Product conducted by or on behalf of OrthoLogic; and copies of all the Product site-specific business plans, including plans and budgets for how to further develop the Product at each account.
     d. during the Transition Period and for 60 days thereafter, OrthoLogic shall answer, in a timely manner, all reasonable questions related to OrthoLogic's selling, marketing, product education and medical information activities regarding the Product.
     e. OrthoLogic shall provide to SaSy copies of all existing historical customer contact reports and all reports of sales representatives detailing the Product.
     f. On the Signing Date, OrthoLogic shall provide SaSy a list of customer sales history detailing at a minimum the top 600 accounts. The list shall contain customer names as provided by IMS, addresses and Unit sales history for February 2000 through July 2000.
     g. OrthoLogic shall provide to SaSy copies of all correspondence and documents relevant to the Product to and from authorities and accounts relating to reimbursement. OrthoLogic will maintain, at SaSy's cost, their in-house Reimbursement Hotline for the Product for at least 30 days after the Transition Period.
     h. OrthoLogic shall provide to SaSy by December 15 2000, all Product samples in the possession of its sales representative, its agents or warehouse facilities.
     i. OrthoLogic shall provide to SaSy all electronic copies of and permission to use all commercial marketing, sales and educational materials.
     j. OrthoLogic shall provide SaSy by December 15, 2000 all existing supplies of the Product's marketing, sales and educational materials and permission to use the foregoing, which, if used by SaSy, will not include OrthoLogic's company identification (including company names and company logos).
     k. OrthoLogic shall provide to SaSy a list and copies of marketing contracts with ad agencies and vendors currently used by OrthoLogic for the Product, including, without limitation, names, addresses and phone numbers of the OrthoLogic contacts at each of these advertising agencies and/or vendors. These contracts shall be assigned to SaSy and assumed by SaSy, provided SaSy has notice beforehand and has agreed in writing to assume such contracts.
     l. OrthoLogic shall finalize payments for all work-in-progress for any marketing, sales and educational materials. Any use of subsequently completed materials shall be SaSy's responsibility and liability.

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     m.   OrthoLogic shall provide to SaSy a list of all Phase IV and/or investigator studies (if any) for which OrthoLogic has provided any form of commitment and/or support, along with any associated protocols, any investigators or any data. If OrthoLogic has provided commitment and/or support for any Phase IV and/or investigator studies, OrthoLogic shall also use reasonable commercial efforts to provide to SaSy a report with respect to the current status of each such Phase IV and/or investigator study, including current commitment(s) for continuation or completion. SaSy may, but is not obligated to, assume the cost of all such studies and commitments.
     n. Subject to Article VIII, OrthoLogic and SaSy shall cooperate and agree on the manner of providing and the substance of written and/or verbal communications relating to the proposed transaction between the Parties during the Transition Period to the Product accounts, responses to the Product inquiries, and keeping physicians and customers properly informed and reassured as to how to obtain the Product, and keeping physicians and customers properly informed of the respective roles of OrthoLogic and SaSy during the Transition Period.

IV.  CO-PROMOTION AGREEMENT HSP LETTER AGREEMENT:

- The terms of conditions of the HSP letter, dated, August 22, 2000, attached hereto as Attachment A and made part of this Termination Letter shall remain in full force and effect between the Parties until such time that all terms and conditions of such HSP letter are fully met by the Parties.

V. ORDERS

OrthoLogic shall during the Transition Period and for a period of three (3) months thereafter, forward any Product orders, within two (2) business days of OrthoLogic's receipt of said order, to Health Services Plus by facsimile and shall also notify the appropriate SaSy sales representative of said order. Thereafter, for any Product order that OrthoLogic shall receive, OrthoLogic shall notify that account that SaSy is now responsible for all Hyalgan orders, further the OrthoLogic representative shall immediately notify the appropriate SaSy sales representative.

VI. RETURNS

OrthoLogic shall continue its sales of the Product in the normal course through the Transition Period. OrthoLogic shall not take any action other than in the normal course of business to induce accounts to increase their inventories of the Product. For a period of six (6) months following the Termination Period, SaSy shall invoice OrthoLogic for the amount of any credit given by SaSy to customers for such returned Product that is in excess of the average returns of the Product for the three (3) months prior to the Termination Date. Thereafter, all returns shall be at SaSy's expense.

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VII. TERMINATION OF THE CO-PROMOTION AGREEMENT:

SaSy and OrthoLogic agree that until the Termination Date, the parties shall continue to hold the rights and remain responsible for the rights and remain responsible for the obligations relating to the Product under the Co-Promotion Agreement except as may be otherwise stated in this Termination Letter. The Co-Promotion Agreement shall be terminated effective the Termination Date and shall have no force and effect unless otherwise stated herein.

In the event that any provision of this Termination Letter shall conflict with any provision of the Co-Promotion Agreement, the provisions of this Termination Letter shall govern.

SaSy and OrthoLogic agree that the following Sections of the Co-promotion Agreement shall survive the termination of the Co-Promotion Agreement:

     a.   Subsection 3.3 relating to "Non-Compete";
     b.   Subsection 4.2 relating to "Limitation of Liability";
     c.   Section 7.2 relating to "Examination of Records";
     d.   Section 8.3 relating to "Trademark Rights upon Termination";
     e.   Subsection 9.5 relating to "Record-Keeping";
     f.   Article X relating to "Indemnification";
     g.   Article XII relating to "Confidential Information";
     h.   Article XIII relating to "Relationship of the Parties";
     i.   Article XV relating to the "Property of the Parties"; and
     j.   Article XVI relating to "Injunctive Relief".

VIII. COMMUNICATIONS

Neither party hereto shall issue any initial press release or public announcement or otherwise initially divulge the existence of this Termination Letter or its terms without the prior written consent of the other party. Any subsequent press release or public announcements shall not disclose the financial terms of this Termination Letter, shall not be contrary to the spirit of this Agreement and shall not cause damages to the Product or the parties hereto. In the event a party shall be obligated by law, rules or regulations of any governmental or regulatory body, the other party shall have a right to review and must respond to the other party within 48 hours, to such statement, disclosure, etc. prior to submission to the relevant governmental or regulatory body.

IX. MISCELLANEOUS

Any information which is required to be provided pursuant to these Transition Obligations or the Termination Agreement shall be subject to Article XII, the confidentiality provisions, set forth in the CO-PROMOTION Agreement.

If a party hereto materially breaches its obligations to perform the Transition Obligations and the defaulting party fails to cure such breach within 30 days following the date written notice thereof is delivered by the other party to the defaulting party, the non-defaulting party shall have available to it all remedies available to it at law.

This Termination Letter and the documents referenced in the Termination Letter constitute the entire agreement between SaSy and OrthoLogic concerning the subject matter hereof, and supersede all written or oral prior agreements or

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understandings with respect thereto. No party shall claim any amendment, modification or release from any provision hereof by mutual agreement, acknowledgement or otherwise, except by written agreement signed by SaSy and OrthoLogic.

SaSy and OrthoLogic shall execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Termination Letter.

This Termination Letter shall be deemed to have been executed in and shall be governed by and interpreted in accordance with the laws prevailing in the State of New York, regardless of its choice of law principles.

If the above is satisfactory to OrthoLogic, please sign the enclosed copy of this Termination Letter and return to the attention of Jeffrey P. Brennan, Vice President, Business Development.

                                     Very truly yours,

                                     By: ______________________________
                                         Name: ________________________
                                         Title: _______________________


                                     By: ______________________________
                                         Name: ________________________
                                         Title: _______________________

ACKNOWLEDGED, AGREED TO AND ACCEPTED:

ORTHOLOGIC CORP.

By: ______________________________
Name: ____________________________
Title: ___________________________

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